UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2008

KAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-97201	98-0360062
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

93-95 Gloucester Place, London, England, United Kingdom	W1U 6JQ
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 788-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 14, 2008, David Pope resigned as Chief Operating Officer of Thatcher Mining Pte. Ltd. (“Thatcher”), a wholly-owned subsidiary of KAL Energy, Inc. (the “Company”), effective immediately. Mr. Pope resigned for personal reasons and not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. As previously reported, Mr. Pope served as the Chief Operating Officer of Thatcher pursuant to the terms of a Consulting Agreement, dated as of June 8, 2007, between the Company and Asia Consultancy Pte. Ltd. (the “Consulting Agreement”). In connection with Mr. Pope’s resignation, the Company determined that his consulting services were no longer required by either the Company or Thatcher and, as a result, terminated the Consulting Agreement, effective as of February 14, 2008. The Company will not incur any early termination penalties under the Consulting Agreement as a result of this termination.

On February 14, 2008, Laith Reynolds notified the Company that he intends to resign as both Chairman and a member of the Company’s board of directors, effective as of April 30, 2008. Mr. Reynolds is resigning for personal reasons and not as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 7.01 Regulation FD Disclosure.

On February 20, 2008, the Company issued a press release announcing the resignations of Mr. Pope and Mr. Reynolds, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press release of KAL Energy, Inc., dated February 20, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAL ENERGY, INC.

February 20, 2008	By:	/s/ Martin Hurley
Martin Hurley
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release of KAL Energy, Inc., dated February 20, 2008.